                                                                    EXHIBIT 99.7

                          GORGES HOLDING CORPORATION

                           1996 STOCK INCENTIVE PLAN


                                   ARTICLE 1
                                    PURPOSE

      1.1. GENERAL.  The purpose of Gorges Holding Corporation 1996 Stock
           -------
Incentive Plan (the "Plan") is to promote the success, and enhance the value, of Gorges Holding Corporation (the "Corporation"), by linking the personal interests of its employees and officers to those of Corporation stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of employees and officers upon whose judgment, interest, and special effort the successful conduct of the Corporation's operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees and officers.

                                   ARTICLE 2
                                EFFECTIVE DATE

      2.1. EFFECTIVE DATE.  The Plan shall be effective as of the date upon
           --------------
which it shall be approved by the Board. However, the Plan shall be submitted to the stockholders of the Corporation for approval within 12 months of the Board's approval thereof. No Incentive Stock Options granted under the Plan may be exercised prior to approval of the Plan by the stockholders and if the stockholders fail to approve the Plan within 12 months of the Board's approval thereof, any Incentive Stock Options previously granted hereunder shall be automatically converted to Non-Qualified Stock Options without any further act. Unless the Committee specifies otherwise at the time of grant, no Awards granted under the Plan shall be contingent upon the stockholders having approved the Plan. In the discretion of the Committee, Awards may be made to Covered Employees which are intended to satisfy the conditions for deductibility under Code Section 162(m).

                                   ARTICLE 3
                                  DEFINITIONS

      3.1. DEFINITIONS.  When a word or phrase appears in this Plan with the
           -----------
initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

          (a) "Award" means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share Award, Dividend Equivalent Award, or Other Stock-Based Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

          (b) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

          (c) "Board" means the Board of Directors of the Corporation.

          (d) "CGW" means Cravey, Green & Wahlen, Inc.

          (e) "CGW Affiliate" means any corporation, limited liability company, partnership, joint venture or other entity in which CGW owns or controls, directly or indirectly through one or more intermediaries, 20% or more of the combined voting power of the outstanding voting securities of such entity.

          (f) "Cause" has the same meaning as provided in any employment agreement between the Participant in question and the Corporation on the date of the Participant's termination of employment, or if no such definition or employment agreement exists, "Cause" means (i) conduct by the Participant amounting to fraud or dishonesty against the Corporation, (ii) the Participant's intentional misconduct, repeated refusal to follow the reasonable directions of the Board, or knowing violation of law in the course of performance his duties of employment with the Corporation, (iii) the Participant's repeated absences from work without a reasonable excuse,
     (iv) the Participant's repeated intoxication with alcohol or drugs while on the Corporation's premises during regular business hours, (v) the Participant's conviction or plea of guilty or nolo contendere to a felony
                                                   ---- ----------
     or a crime involving dishonesty, or (vi) a breach or violation by the Participant of the terms of any employment or other agreement to which the Participant and the Corporation are parties.

          (g) "Change in Control" means and includes each of the following:

               (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a Person who is on the Effective Date the beneficial owner of 25% or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (v) any acquisition by CGW or any CGW Affiliate or (vi) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition; or

               (2) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               (3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company to any individual, entity or group other than CGW or a CGW Affiliate (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.


          (h) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (i) "Committee" means the committee of the Board described in Article
     4.

          (j) "Corporation" means Gorges Holding Corporation, a Delaware corporation.

          (k) "Covered Employees" is defined in Code Section 162(m).

          (m) "Disability" has the same meaning as provided in any employment agreement or shareholder agreement between the Participant in question and the Corporation on the date the Participant ceases active work due to a disability, or if no such definition or agreement exists, "Disability" means (1) the inability of the Participant to perform the duties of his employment due to physical or emotional incapacity or illness, where such inability is expected to be of long-continued and indefinite duration, or
     (2) the Participant shall be entitled to (i) disability retirement benefits under the federal Special Security Act or (ii) recover benefits under any long-term disability plan or policy maintained by the Corporation. In the event of a dispute, the determination of Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates.

          (l) "Dividend Equivalent" means a right granted to a Participant under
     Article 11.

          (n) "Effective Date" has the meaning assigned such term in Section
     2.1.

          (o) "Fair Market Value" means with respect to Stock or any other property, the fair market value of such Stock or other property determined by such methods or procedures as may be established from time to time by the Committee. Unless otherwise determined by the Committee, (i) if at any time the Stock is traded on an over-the-counter market, Fair Market Value of Stock as of any date shall mean the average bid and ask price of a share of Stock on the over-the-counter market on such date, or, if no bid and ask prices are available with respect to such day, on the next preceding day on which such bid and ask prices were available, and (ii) if at any time the Stock is listed on a securities exchange or is traded over the Nasdaq National Market, Fair Market Value of Stock as of any date shall mean the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported.

          (p) "Incentive Stock Option" means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

          (q) "Non-Qualified Stock Option" means an Option that is not an Incentive Stock Option.

          (r) "Option" means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

          (s) "Other Stock-Based Award" means a right, granted to a Participant under Article 12, that relates to or is valued by reference to Stock or other Awards relating to Stock.

          (t) "Parent" means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Corporation. For Incentive Stock Options, the term shall have the same meaning as set forth in Code Section 424(e).

          (u) "Participant" means a person who, as an officer or employee of the Corporation or any Parent or Subsidiary, has been granted an Award under the Plan.

          (v) "Performance Share" means a right granted to a Participant under
     Article 9, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

          (w) "Plan" means Gorges Holding Corporation 1996 Stock Incentive Plan, as amended from time to time.

          (x) "Restricted Stock Award" means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

          (y) "Stock" means the Class A (voting) Common Stock, $.01 par value, of the Corporation and such other securities of the Corporation as may be substituted for Stock pursuant to Article 14.

          (z) "Stock Appreciation Right" or "SAR" means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

          (aa) "Subsidiary" means any corporation of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation. For Incentive Stock Options, the term shall have the meaning set forth in Code Section 424(f).

          (bb) "1933 Act" means the Securities Act of 1933, as amended from time to time.

          (cc) "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

                                   ARTICLE 4
                                ADMINISTRATION

     4.1. COMMITTEE.  The Plan shall be administered by the Compensation
          ---------
Committee of the Board or, at the discretion of the Board from time to time, by the Board. From and after the time, if any, at which the Company shall have a class of securities registered under Section 12 of the 1934 Act, the Committee shall consist of at least two members of the Board who are "non-employee directors" as such term is defined in Rule 16b-3 promulgated under Section 16 of the 1934 Act or any successor provision. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board.

     4.2. ACTION BY THE COMMITTEE.  For purposes of administering the Plan, the
          -----------------------
following rules of procedure shall govern the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved unanimously in writing by the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Corporation or any Parent or Subsidiary, the Corporation's independent certified public accountants, or any executive compensation consultant or other professional retained by the Corporation to assist in the administration of the Plan.

     4.3. AUTHORITY OF COMMITTEE.  The Committee has the exclusive power,
          ----------------------
authority and discretion to:

          (a)  Designate Participants;

          (b) Determine the type or types of Awards to be granted to each Participant;

          (c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

          (d) Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

          (e) Accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

          (f) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

          (g) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

          (h) Decide all other matters that must be determined in connection with an Award;

          (i) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

          (j) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; and

          (k) Amend the Plan or any Award Agreement as provided in Article 15.

     4.4. DECISIONS BINDING.  The Committee's interpretation of the Plan, any
          -----------------
Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

                                   ARTICLE 5
                          SHARES SUBJECT TO THE PLAN

     5.1. NUMBER OF SHARES.  Subject to adjustment as provided in Section 14.1,
          ----------------
the aggregate number of shares of Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a Stock Appreciation Right or Performance Share Award) shall be one hundred twelve thousand five hundred (112,500).

     5.2. LAPSED AWARDS.  To the extent that an Award is canceled, terminates,
          -------------
expires or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan and shares subject to SARs or other Awards settled in cash will be available for the grant of an Award under the Plan.

     5.3. STOCK DISTRIBUTED.  Any Stock distributed pursuant to an Award may
          -----------------
consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

                                   ARTICLE 6
                                  ELIGIBILITY

     6.1. GENERAL.  Awards may be granted only to individuals who are employees
          -------
or officers of the Corporation, Parent or a Subsidiary, as determined by the Committee.

                                   ARTICLE 7
                                 STOCK OPTIONS

     7.1. GENERAL.  The Committee is authorized to grant Options to Participants
          -------
on the following terms and conditions:

          (a) EXERCISE PRICE.  The exercise price per share of Stock under an
              --------------
     Option shall be determined by the Committee.

          (b) TIME AND CONDITIONS OF EXERCISE.  The Committee shall determine
              -------------------------------
     the time or times at which an Option may be exercised in whole or in part. The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. The Committee may waive any exercise provisions at any time in whole or in part based on factors as the Committeemay determine in its sole discretion so that the Option becomes exerciseable at an earlier date.

          (c) PAYMENT.  The Committee shall determine the methods by which the
              -------
     exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock, or other property (including "cashless exercise" arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Without limiting the power and discretion conferred on the Committee pursuant to the preceding sentence, the Committee may, in the exercise of its discretion, but need not, allow a Participant to pay the Option price by directing the Corporation to withhold from the shares of Stock that would otherwise be issued upon exercise of the Option that number of shares having a Fair Market Value on the exercise date equal to the Option price, all as determined pursuant to rules and procedures established by the Committee.

          (d) EVIDENCE OF GRANT.  All Options shall be evidenced by a written
              -----------------
     Award Agreement between the Corporation and the Participant. The Award Agreement shall include such provisions as may be specified by the Committee.

     7.2. INCENTIVE STOCK OPTIONS.  The terms of any Incentive Stock Options
          -----------------------
granted under the Plan must comply with the following additional rules:

          (a) EXERCISE PRICE.  The exercise price per share of Stock shall be
              --------------
     set by the Committee, provided that the exercise price for any Incentive Stock Option shall not be less than the Fair Market Value as of the date of the grant.

          (b) EXERCISE.  In no event may any Incentive Stock Option be
              --------
     exercisable for more than ten years from the date of its grant.

          (c) LAPSE OF OPTION.  An Incentive Stock Option shall lapse under the
              ---------------
     earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Incentive Stock Option under the circumstances described in paragraphs (3), (4) and (5) below, provide in writing that the Option will extend until a later date, but if the Option is exercised after the dates specified in paragraphs (3) or (4) and (5) above, it will automatically become a Non-Qualified Stock Option:

               (1) The Incentive Stock Option shall lapse as of the option expiration date set forth in the Award Agreement.

               (2) The Incentive Stock Option shall lapse ten years after it is granted, unless an earlier time is set in the Award Agreement.

               (3) If the Participant terminates employment for any reason other than as provided in paragraph (4) or (5) below, the Incentive Stock Option shall lapse, unless it is previously exercised, three months after the Participant's termination of employment; provided, however, that if the Participant's employment is terminated by the Company for Cause or by the Participant without the consent of the Company, the Incentive Stock Option shall (to the extent not previously exercised) lapse immediately.

               (4) If the Participant terminates employment by reason of his Disability, the Incentive Stock Option shall lapse, unless it is previously exercised, one year after the Participant's termination of employment.

               (5) If the Participant dies while employed, or during the three-month period described in paragraph (3) or during the one-year period described in paragraph (4) and before the Option otherwise lapses, the Option shall lapse one year after the Participant's death. Upon the Participant's death, any exercisable Incentive Stock Options may be exercised by the Participant's beneficiary.

          Unless the exercisability of the Incentive Stock Option is accelerated as provided in Article 13, if a Participant exercises an Option after termination of employment, the Option may be exercised only with respect to the shares that were otherwise vested on the Participant's termination of employment.

          (d) INDIVIDUAL DOLLAR LIMITATION.  The aggregate Fair Market Value
              ----------------------------
     (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00.

          (e) TEN PERCENT OWNERS.  No Incentive Stock Option shall be granted to
              ------------------
     any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Corporation or any Subsidiary unless the exercise price per share of such Option is at least 110% of the Fair Market Value per share of Stock at the date of grant and the Option expires no later than five years after the date of grant.

          (f) EXPIRATION OF INCENTIVE STOCK OPTIONS.  No Award of an Incentive
              -------------------------------------
     Stock Option may be made pursuant to the Plan after the day immediately prior to the tenth anniversary of the Effective Date.

          (g) RIGHT TO EXERCISE.  During a Participant's lifetime, an Incentive
              -----------------
     Stock Option may be exercised only by the Participant.

          (h) DIRECTORS.  The Committee may not grant an Incentive Stock Option
              ---------
     to a non-employee director. The Committee may grant an Incentive Stock Option to a director who is also an employee of the Corporation or a Subsidiary but only in that individual's position as an employee and not as a director.


                                   ARTICLE 8
                           STOCK APPRECIATION RIGHTS

     8.1. GRANT OF SARs.  The Committee is authorized to grant SARs to
          -------------
Participants on the following terms and conditions:

          (a) RIGHT TO PAYMENT.  Upon the exercise of a Stock Appreciation
              ----------------
     Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

              (1) The Fair Market Value of one share of Stock on the date of exercise; over

              (2) The grant price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of one share of Stock on the date of grant in the case of any SAR related to an Incentive Stock Option.

          (b) OTHER TERMS.  All awards of Stock Appreciation Rights shall be
              -----------
     evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement.

                                   ARTICLE 9
                              PERFORMANCE SHARES

     9.1. GRANT OF PERFORMANCE SHARES.  The Committee is authorized to grant
          ---------------------------
Performance Shares to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Shares granted to each Participant. All Awards of Performance Shares shall be evidenced by an Award Agreement.

     9.2. RIGHT TO PAYMENT.  A grant of Performance Shares gives the Participant
          ----------------
rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Shares are granted, in whole or in part, as the Committee shall establish at grant or thereafter. The Committee shall set performance goals and other terms or conditions to payment of the Performance Shares in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Shares that will be paid to the Participant.

     9.3. OTHER TERMS.  Performance Shares may be payable in cash, Stock, or
          -----------
other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Agreement.

                                  ARTICLE 10
                            RESTRICTED STOCK AWARDS

     10.1.  GRANT OF RESTRICTED STOCK.  The Committee is authorized to make
            -------------------------
Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

     10.2.  ISSUANCE AND RESTRICTIONS.  Restricted Stock shall be subject to
            -------------------------
such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

     10.3.  FORFEITURE.  Except as otherwise determined by the Committee at the
            ----------
time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Corporation; provided, however, that the Committee may provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

     10.4.  CERTIFICATES FOR RESTRICTED STOCK.  Restricted Stock granted under
            ---------------------------------
the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Corporation shall retain physical possession of the certificate until such time as all applicable restrictions lapse.

                                  ARTICLE 11
                             DIVIDEND EQUIVALENTS

     11.1.  GRANT OF DIVIDEND EQUIVALENTS.  The Committee is authorized to grant
            -----------------------------
Dividend Equivalents to Participants subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of shares of Stock subject to an Option Award or SAR Award, as determined by the Committee. The Committee may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional shares of Stock, or otherwise reinvested.

                                  ARTICLE 12
                           OTHER STOCK-BASED AWARDS

     12.1.  GRANT OF OTHER STOCK-BASED AWARDS.  The Committee is authorized,
            ---------------------------------
subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation shares of Stock awarded purely as a "bonus" and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, and Awards valued by reference to book value of shares of Stock or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

                                  ARTICLE 13
                        PROVISIONS APPLICABLE TO AWARDS

     13.1.  STAND-ALONE, TANDEM, AND SUBSTITUTE AWARDS.  Awards granted under
            ------------------------------------------
the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan. If an Award is granted in substitution for another Award, the Committee may require the surrender of such other Award in consideration of the grant of the new Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

     13.2.  EXCHANGE PROVISIONS.  The Committee may at any time offer to
            -------------------
exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award (subject to Section 14.1), based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made.

     13.3.  TERM OF AWARD.  The term of each Award shall be for the period as
            -------------
determined by the Committee, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from the date of its grant (or, if Section 7.2(e) applies, five years from the date of its grant).

     13.4.  FORM OF PAYMENT FOR AWARDS.  Subject to the terms of the Plan and
            --------------------------
any applicable law or Award Agreement, payments or transfers to be made by the Corporation or a Parent or Subsidiary on the grant or exercise of an Award may be made in such form as the Committee determines at or after the time of grant, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

     13.5.  LIMITS ON TRANSFER.  No right or interest of a Participant in any
            ------------------
Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Corporation or a Parent or Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Corporation or a Parent or Subsidiary. No Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order as defined in Section 414(p)(1)(B) of the Code, if the order satisfies Section 414(p)(1)(A) of the Code; provided however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation,
(ii) does not cause any Option intended to be an incentive stock option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable Award.

     13.6.  BENEFICIARIES.  Notwithstanding Section 13.5, a Participant may, in
            -------------
the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant's estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

     13.7.  STOCK CERTIFICATES.  All Stock certificates delivered under the Plan
            ------------------
are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. The Committee may, as a condition precedent to the issuance of any certificate evidencing Stock, require the Participant to execute a shareholder voting, or similar agreement if all other shareholders of the Corporation have at that time either executed or been asked to execute such an agreement.

     13.8.  ACCELERATION UPON A CHANGE IN CONTROL.  If a Change in Control
            -------------------------------------
occurs, all outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully exercisable and all restrictions on outstanding Awards shall lapse; provided however, that such acceleration will not occur if, in the opinion of the Company's accountants, such acceleration would preclude the use of "pooling of interest" accounting treatment for a Change in Control transaction that (a) would otherwise qualify for such accounting treatment, and (b) is contingent upon qualifying for such accounting treatment. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

     13.9.  ACCELERATION UPON CERTAIN EVENTS NOT CONSTITUTING A CHANGE IN
            -------------------------------------------------------------
CONTROL.  In the event of the occurrence of any circumstance, transaction or
-------
event not constituting a Change in Control (as defined in Section 3.1) but which the Board of Directors deems to be, or to be reasonably likely to lead to, an effective change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the 1934 Act, the Committee may in its sole discretion declare all outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised to be fully exercisable, and/or all restrictions on all outstanding Awards to have lapsed, in each case as of such date as the Committee may, in its sole discretion, declare, which may be on or before the consummation of such transaction or event. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

     13.10.  ACCELERATION FOR ANY OTHER REASON.  Regardless of whether an event
             ---------------------------------
has occurred as described in Section 13.8 or 13.9 above, the Committee may in its sole discretion at any time determine that all or a portion of a Participant's Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, and/or that all or a part of the restrictions on all or a portion of the outstanding Awards shall lapse, in each case as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 13.10.

     13.11.  EFFECT OF ACCELERATION.  If an Award is accelerated under Section
             ----------------------
13.8 or 13.9, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to the transaction giving rise to the acceleration or otherwise be equitably converted in connection with such transaction, or (iv) any combination of the foregoing. The Committee's determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

     13.12.  PERFORMANCE GOALS.  The Committee may determine that any Award
             -----------------
granted pursuant to this Plan to a Participant (including, but not limited to, Participants who are Covered Employees) shall be determined solely on the basis of (a) the achievement by the Corporation or a Subsidiary of a specified target return, or target growth in return, on equity or assets, (b) the Corporation's or Subsidiary's stock price, (c) the achievement by a business unit of the Corporation or a Subsidiary of a specified target, or target growth in, net income or earnings per share, or (d) any combination of the goals set forth in
(a) through (c) above. Furthermore, the Committee reserves the right for any reason to reduce (but not increase) any Award, notwithstanding the achievement of a specified goal. If an Award is made on such basis, the Committee shall establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Code Section 162(m)). Any payment of an Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

     13.13.  TERMINATION OF EMPLOYMENT.  Whether military, government or other
             -------------------------
service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur in a circumstance in which a Participant transfers from the Corporation to one of its Subsidiaries, transfers from a Subsidiary to the Corporation, or transfers from one Subsidiary to another Subsidiary.


                                  ARTICLE 14
                         CHANGES IN CAPITAL STRUCTURE

     14.1.  GENERAL.  In the event a stock dividend is declared upon the Stock,
            -------
the shares of Stock then subject to each Award shall be increased proportionately without any change in the aggregate purchase price therefor. In the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Corporation or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such share of Stock then subject to each Award the number and class of shares into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Award.

                                  ARTICLE 15
                    AMENDMENT, MODIFICATION AND TERMINATION

     15.1.  AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN.  Either the
            ---------------------------------------------------
Board or the Committee may at any time and from time to time amend, modify or terminate the Plan without stockholder approval; provided, however, that the Board or Committee may condition any amendment or modification on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

     15.2.  AWARDS PREVIOUSLY GRANTED.  At any time and from time to time, the
            -------------------------
Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however, that such amendment, modification or termination shall not, without the Participant's consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination.

                                  ARTICLE 16
                              GENERAL PROVISIONS

     16.1.  NO RIGHTS TO AWARDS.  No Participant or any employee or officer
            -------------------
shall have any claim to be granted any Award under the Plan, and neither the Corporation nor the Committee is obligated to treat Participants or employees and officers uniformly.

     16.2.  NO STOCKHOLDER RIGHTS.  No Award gives the Participant any of the
            ---------------------
rights of a stockholder of the Corporation unless and until shares of Stock are in fact issued to such person in connection with such Award.

     16.3.  WITHHOLDING.  The Corporation or any Parent or Subsidiary shall have
            -----------
the authority and the right to deduct or withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan.
With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require that any such withholding requirement be satisfied, in whole or in part, by withholding shares of Stock having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

     16.4.  NO RIGHT TO EMPLOYMENT.  Nothing in the Plan or any Award Agreement
            ----------------------
shall interfere with or limit in any way the right of the Corporation or any Parent or Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Corporation or any Parent or Subsidiary.

     16.5.  UNFUNDED STATUS OF AWARDS.  The Plan is intended to be an "unfunded"
            -------------------------
plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Corporation or any Parent or Subsidiary.

     16.6.  INDEMNIFICATION.  To the extent allowable under applicable law, each
            ---------------
member of the Committee shall be indemnified and held harmless by the Corporation from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Corporation an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

     16.7.  RELATIONSHIP TO OTHER BENEFITS.  No payment under the Plan shall be
            ------------------------------
taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Corporation or any Parent or Subsidiary unless provided otherwise in such other plan.

     16.8.  EXPENSES.  The expenses of administering the Plan shall be borne by
            --------
the Corporation and its Parents or Subsidiaries.

     16.9.  TITLES AND HEADINGS.  The titles and headings of the Sections in the
            -------------------
Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

     16.10.  GENDER AND NUMBER.  Except where otherwise indicated by the
             -----------------
context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     16.11.  FRACTIONAL SHARES.  No fractional shares of Stock shall be issued
             -----------------
and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

     16.12.  GOVERNMENT AND OTHER REGULATIONS.  The obligation of the
             --------------------------------
Corporation to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Corporation shall be under no obligation to register under the 1933 Act, any of the shares of Stock paid under the Plan. If the shares paid under the Plan may in certain circumstances be exempt from registration under the 1933 Act, the Corporation may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

     16.13.  GOVERNING LAW.  To the extent not governed by federal law, the Plan
             --------------
and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

     16.14.  ADDITIONAL PROVISIONS.  Each Award Agreement may contain such other
             ---------------------
terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of this Plan.



                                    GORGES HOLDING CORPORATION


                                    By:
                                        ----------------------------------

                                    Name:
                                          --------------------------------

                                    Title:
                                           -------------------------------